INVESTMENT SUB-ADVISORY AGREEMENT
between
EATON VANCE MANAGEMENT
and
EATON VANCE MANAGEMENT (INTERNATIONAL) LIMITED for
WORLDWIDE HEALTH SCIENCES PORTFOLIO

	AGREEMENT made this 1st day of July, 2016, between Eaton Vance Management, a
Massachusetts business trust (the "Adviser"), and Eaton Vance Management (International) Limited, a private limited company incorporated in England and Wales (the "Sub-Adviser").

	WHEREAS, Worldwide Health Sciences
Portfolio (the "Trust") is registered under the Investment Company Act of 1940, as amended (the
"1940 Act"), as an open-end, management
investment company; and

	WHEREAS, the Trust is a master fund in a master feeder structure whereby, among other potential investors, one or more investment companies registered with the Securities and Exchange Commission ("SEC") may invest its assets in the Trust; and

       WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the "Advisory
Agreement") with the Trust relating to the provision of portfolio management services to the Trust; and

	WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the
Advisory Agreement to one or more sub-investment advisers; and

	WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Trust in the manner and on the terms set forth in this Agreement;

	NOW THEREFORE, in consideration of the
mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

	1.	Duties of the Sub-Adviser.  The
Adviser hereby employs the Sub-Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Trust and to administer its investment affairs, subject to the supervision of the Adviser and the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

	(a)	The Sub-Adviser hereby accepts such
employment and undertakes to afford to the Trust the advice and assistance of the Sub-Adviser's organization in the choice of investments and in the purchase and sale of securities for the Trust and to furnish, for the use of the Trust, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Trust and for administering its investment affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Sub-Adviser's organization and all personnel of the Sub-Adviser performing services relating to research and investment activities. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

	(b)	The Sub-Adviser shall provide the
Trust with such investment management and supervision as the Trust may, from time to time, consider necessary for the proper supervision of the Trust. As investment adviser to the Trust, the Sub-
Adviser shall furnish continuously an investment program and shall determine, from time to time, what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Trust's assets shall be held uninvested, subject always to the applicable restrictions of the Trust's Declaration of Trust, By-
Laws and Registration Statement under the 1940
Act, all as from time to time amended.  The Sub-
Adviser is authorized, in its discretion, to buy, sell, and otherwise trade in any and all types of securities and investment instruments on behalf of the Trust.
Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Trust and notify the Sub-
Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The
Sub-Adviser shall take, on behalf of the Trust, all actions that it deems necessary or desirable to implement the investment policies of the Trust.

	(c)	The Sub-Adviser shall place orders
for the purchase or sale of portfolio securities for the account of the Trust either directly with the issuer or with brokers or dealers selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Trust and (when a disclosed commission is being charged) at reasonably competitive commission rates, and in accordance with procedures adopted by the Board of Trustees of the Trust.

	(d)	The Sub-Adviser shall furnish such
reports, evaluations, information or analyses to the Trust and the Adviser as the Trust's Board of Trustees or the Adviser may reasonably request from time to time, or as the Sub-Adviser may deem to be desirable.

	2.	Compensation of the Sub-Adviser.
For the services, payments and facilities to be furnished hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Trust pursuant to the Advisory Agreement, the Sub-Adviser shall be entitled to receive from the Adviser an annual fee equal to the amount specified in Schedule A hereto, payable monthly in arrears.
The Trust's daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. In case of initiation or termination of the Agreement during any month with respect to the Trust, the fee for that month shall be based on the number of calendar days during which it is in effect. The Sub-Adviser may, from time to time, waive all or a part of the above compensation.

	3.	Allocation of Charges and Expenses.
It is understood that, pursuant to the Advisory
Agreement, the Trust will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Trust shall include, without limitation, (i) expenses of maintaining the Trust and continuing its existence;
(ii) registration of the Trust under the 1940 Act; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale and redemption of shares; (viii) expenses of registering and qualifying the Trust and its shares under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes, including amendments, and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust's principal underwriter as broker-dealer or agent under state securities laws; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Trust; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to shareholders approved by the Trustees of the Trust;
(xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser's or the Sub-Adviser's organizations; and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers, and shareholders with respect thereto.

	4.	Other Interests.  It is understood that
Trustees and officers of the Trust and shareholders of the Trust are or may be or become interested in the Sub-Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Sub-Adviser are or may be or become similarly interested in the Trust, and that the Sub-Adviser may be or become interested in the Trust as a shareholder or otherwise.
It is also understood that trustees, officers, employees and shareholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words "Eaton Vance Management
(International) Limited" or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

	5.	Limitation of Liability of the Sub-
Adviser. The services of the Sub-Adviser to the Adviser for the benefit of the Trust are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Trust or any shareholder in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.

	6.	Duration and Termination of this
Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval.

	This Agreement may be terminated as to the Trust without the payment of any penalty by (i) the Adviser, subject to the approval of the Trustees of the Trust; (ii) the vote of the Trustees of the Trust;
(iii) the vote of a majority of the outstanding voting securities of the Trust at any annual or special meeting; or (iv) the Sub-Adviser, in each case on sixty (60) days' written notice. This Agreement shall terminate automatically in the event of its assignment or in the event that the Advisory
Agreement shall have terminated for any reason.

	7.	Amendments of the Agreement.  This
Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved
(i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-
Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Trust.

	8.	Limitation of Liability.  The Sub-
Adviser expressly acknowledges the provision in the Declarations of Trust of the Trust and of the Adviser limiting the personal liability of trustees, officers, and shareholders of the Trust and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall have recourse to the Trust or the Adviser, respectively, for payment of claims or obligations as between the Trust or the Adviser, respectively, and the Sub-Adviser arising out of this Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of the Trust or the Adviser.

	9.	No Third Party Beneficiaries.
Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

	10.	Certain Definitions.  The terms
"assignment" and "interested persons" when used herein shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities" shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of shares of the Trust present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Trust are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Trust.

	11.	Miscellaneous.

	(a)	If any term or provision of this
Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

	(b)	This Agreement shall be governed by
and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

	(c)	This Agreement may be executed by
the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE MANAGEMENT


						By:
	/s/ Maureen A. Gemma
						Name:
	Maureen A. Gemma
						Title:
	Vice President


EATON VANCE MANAGEMENT (INTERNATIONAL) LIMITED


						By:
	/s/ Frederick S. Marius
						Name:
	Frederick S. Marius
						Title:
	Director



Acknowledged and agreed to as of the day and year first above written:

WORLDWIDE HEALTH SCIENCES PORTFOLIO


By:	/s/ James F. Kirchner
Name:	James F. Kirchner
Title:  	Treasurer



SCHEDULE A

Annual Investment Sub-advisory Fee

Average Daily Net Assets for the Month	Annual Fee Rate
Up to $500 million	0.213%
$500 million but less than $1 billion	0.190%
$1 billion but less than $1.5 billion	0.171%
$1.5 billion but less than $2 billion	0.154%
$2 billion but less than $2.5 billion	0.138%
$2.5 billion and over	0.132%



The Adviser may agree to limit the total annual operating expenses of the Trust. The amount of any such subsidy (including subsidy amounts attributable to a seed investment in the Trust by the Adviser or Sub-Adviser) will be borne in proportion to the Trust's investment advisory fee and sub-advisory fee earned by the Adviser and the Sub-
Adviser, respectively.

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